Exhibit 4.13

EXECUTION COPY	Operation Number 36894/35648

AMENDMENT AND RESTATEMENT AGREEMENT

dated 17 May 2006

between

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

as Borrower

and

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

as Lender

relating to a Facility Agreement
originally dated 8 December 2004

Paveletskaya Sq., 2, bld. 2
Moscow 115054

Telephone (7-495) 797 9797
Facsimile (7-495) 797 9798
Ref MIYB/TP

Table of Contents

1	DEFINITIONS AND INTERPRETATION	1

2	CONDITIONS PRECEDENT	2

3	REPRESENTATIONS	2

4	AMENDMENT AND NOTIFICATION	2

5	FEES	2

6	MISCELLANEOUS	3

7	GOVERNING LAW	3

8	ARBITRATION AND JURISDICTION	3

9	IMMUNITIES	4

Schedule 1 Conditions Precedent		7

Schedule 2 Form of Amended Facility Agreement		9

i

THIS AGREEMENT is dated     May 2006 and made between:

(1)           MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY as borrower (the “Borrower”); and

(2)           EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT as lender (the “Lender” or “EBRD”).

RECITALS:

(A)       Pursuant to a facility agreement dated 8 December 2004 between the Borrower and the Lender the Lender agreed to make available to the Borrower a loan facility in an aggregate principal amount of up to US$150,000,000 (the “Original Facility Agreement”).

(B)       Pursuant to the terms of the Original Facility Agreement, the Borrower has drawn down US$150,000,000, and has subsequently repaid to the Lender the aggregate principal amount of US$11,538,461. The aggregate principal amount of US$138,461,539 remains outstanding as of the date of this Agreement.

(C)       The Borrower wishes (i) to borrow an additional US$111,538,461 from the Lender, (ii) to defer the next repayment of the principal amount of the Loans until 15 June 2007 and (iii) to extend the final maturity date of the Loans until 15 June 2014, and the Lender is willing to provide a commitment with respect to such additional amount and to defer the next repayment of the principal amount of the Loans and extend the final maturity date as requested, subject to the terms and conditions of this Agreement.

(D)       Accordingly, the Parties have now agreed to amend the Original Facility Agreement in accordance with Clause 31 (Amendments and Waivers) of the Original Facility Agreement to provide for the foregoing on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1          DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Amended Facility Agreement” means the Original Facility Agreement, as amended and restated in the form set out in Schedule 2 (Form of Amended Facility Agreement).

“Relevant Date” means the date of the notification by the Lender under Clause 2 (Conditions Precedent).

1.2         Incorporation of defined terms

(a)          Unless a contrary indication appears, a term defined in the Amended Facility  Agreement has the same meaning in this Agreement.

(b)          The principles of construction set out in Clause 1.2 (Construction) of the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3         Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4         Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5         Designation

In accordance with the Original Facility Agreement, each of the Borrower and the Lender designates this Agreement as a Finance Document.

2          CONDITIONS PRECEDENT

The provisions of Clause 4.1 (Amendments) shall be effective on the date of this Agreement. The Borrower may not deliver the first Utilisation Request following the date of this Agreement unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. Such documents and other evidence must be received no later than 31 May 2006 (or any later date agreed by the Lender). The Lender shall notify the Borrower promptly (within one Business Day) upon being so satisfied.

3          REPRESENTATIONS

The Borrower makes the Repeating Representations, and the representations and warranties in Clauses 17.8 (Deduction of Tax) and paragraph (c) of Clause 17.13 (Financial Statements) of the Amended Facility Agreement, by reference to the facts and circumstances then existing:

(a)          on the date of this Agreement; and

(b)          on the Relevant Date.

4          AMENDMENT AND NOTIFICATION

4.1         Amendments

With effect from the date of this Agreement the Original Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Form of Amended Facility Agreement).

4.2         Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

5          FEES

5.1         Commitment fee

(a)          The Borrower shall pay to the Lender a commitment fee in respect of the Facility, calculated on a daily basis at the rate of 0.50 per cent. per annum of the Available Commitment for the Availability Period.

(b)          The commitment fee will accrue from the date of this Agreement and is payable, irrespective of whether or not the Relevant Date occurs, in arrears on the last day of each Interest Period which ends during the Availability Period, on the last day of the

Availability Period and, if the Commitment is cancelled in full, on the cancelled amount of the Available Commitment at the time the cancellation is effective.

5.2         Front-end commission

The Borrower shall pay to the Lender a front-end commission in the amount of $1,600,000 (being the aggregate of (i) 0.35 per cent. of the Original Commitment and (ii) 1 per cent. of the Available Commitment). Such front-end commission shall be due and payable on the earlier of (i) the first Utilisation Date following the date of this Agreement and (ii) the date falling 15 days after the date of this Agreement.

6          MISCELLANEOUS

6.1         Incorporation of terms

The provisions of Clause 27 (Notices) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2         Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7          GOVERNING LAW

This Agreement is governed by English law.

8          ARBITRATION AND JURISDICTION

8.1         Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in force on the date of this Agreement. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any Finance Document, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of EBRD as to any amount due to it under any Finance Document shall, in the absence of manifest error, be prima facie evidence of such amount.

8.2         Recourse to Courts

Notwithstanding Clause 8.1 above, this Agreement and any other Finance Document, and any rights of EBRD arising out of or relating to this Agreement or any other Finance Document, may, at the option of EBRD, be enforced by EBRD in the courts of England or in any other courts having jurisdiction. For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Finance Document, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 5th floor, 100 Wood Street, London EC2V 1EX, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Finance Document. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Finance Document and shall keep the Lender advised of the identity and location of such agent. Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

9          IMMUNITIES

9.1         Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.

9.2         Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Borrower

Mobile TeleSystems Open Joint Stock Company

Address:	Ul. Vorontsovskaya 5, Bld. 2
109147 Moscow
Russian Federation

Fax No:	+7 095 911 6531

Attention:	Marina V. Zabolotneva
Treasury Director

By:	By:

Name:	Name:

Title:	Title:	Chief Accountant

The Lender

European Bank for Reconstruction and Development

Address:	One Exchange Square
London EC2A 2JN
United Kingdom

Fax No:	+44 20 7338 6100

Attention:	Operation Administration Unit

By:

Name:

Title:

Schedule 1
Conditions Precedent

1             Finance Documents

An executed original of this Agreement.

2             The Borrower

(a)          Notarised copies of the Borrower’s duly registered constitutional documents (including any amendments thereto), certificates of registration thereof and the Borrower’s registration certificate(s) issued by the competent registration authority.

(b)          Certified copies of all corporate resolutions necessary to authorise the Borrower to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(c)          Evidence of the authority of the relevant signatories of the Borrower (including, but not limited to, its Chief Accountant) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(d)          An original certificate executed on behalf of the Borrower:

(i)           certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)          certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3             Legal opinions

(a)          A legal opinion of Linklaters as to matters of English law.

(b)          A legal opinion of Linklaters CIS as to matters of Russian law.

(c)          A legal opinion issued by the in-house legal counsel of the Borrower.

4             Other documents and evidence

(a)          Evidence that the process agent referred to in Clause 8.2 (Recourse to Courts) has accepted its appointment.

(b)          A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)          The unaudited consolidated financial statements of the Group for the financial year ended 31 December 2005.

(d)          Certified copy of the balance sheet, prepared under RAS, as of the latest reporting date (by reference to the date of each Finance Document and the date of each corporate resolution referred to in paragraph 2(b) above) for the Borrower).

(e)          Evidence that the fees, costs and expenses then due from the Borrower pursuant to this Agreement and Clause 16 (Costs and expenses) of the Amended Facility Agreement have been paid or will be paid by the first Utilisation Date following the date of this Agreement.

(f)           A copy of the deal passport of the Borrower (in the form established by Instruction No. 117-I of the Central Bank of the Russian Federation dated 15 June 2004 or other applicable currency laws and regulations, as the case may be) accepted and duly certified by a Russian authorised bank and copies of all other documents submitted by the Borrower to the Russian authorised bank in accordance with applicable Russian currency control regulations, as the Lender may reasonably require (or written confirmation from ING Bank (Eurasia) ZAO that all documents required to obtain such deal passport have been duly submitted to it by or on behalf of the Borrower).

(g)          Such other documents or evidence which the Lender may reasonably require.

Schedule 2
Form of Amended Facility Agreement